THE LACLEDE GROUP
EXECUTIVE SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION

Effective January 1, 2015
INTRODUCTION
 The purpose of the Plan is to enable The Laclede Group, Inc. (the “Company,” together with its subsidiaries, the “Employer”) to offer certain protections to employees if their employment with the Employer is terminated by the Employer without Cause or by the Participant for Good Reason. Accordingly, to accomplish this purpose, the Board has adopted the Plan, effective as of January 1, 2015 (the “Effective Date”). Unless otherwise expressly agreed to in writing between the Employer and a Participant on or after the date hereof, Participants covered by the Plan shall not be eligible to participate in any other severance or termination plan, policy or practice of the Employer that would otherwise apply under the circumstances described herein. The Plan is an “employee welfare benefit plan” under ERISA for the benefit of a select group of highly compensated or management employees. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan. Capitalized terms and phrases used herein which are not otherwise defined shall have the meanings ascribed thereto in Article I.
ARTICLE I
DEFINITIONS

“Accounting Firm” shall have the meaning set forth in Section 2.6 below.
“Annual Incentive Target” shall mean the Participant’s annual incentive target opportunity for the fiscal year in which the Participant’s termination of employment occurs, as set forth under the Participant’s individual employment agreement with the Employer or in any written bonus plan, program or arrangement approved by the Board or the Compensation Committee of the Board (without regard to any reductions which form a basis for a termination with Good Reason).
“Applicable Percentage” shall mean (i) for the Tier 1 Participants, 200%, (ii) for the Tier 2 Participants, 150%, and (iii) for the Tier 3 Participants, 100%.
“Applicable CIC Percentage” shall mean (i) for the Tier 1 Participants, 250%, (ii) for the Tier 2 Participants, 200% and (iii) for the Tier 3 Participants, 150%.
“Base Salary” shall mean a Participant’s annual base compensation rate for services paid by the Employer to the Participant at the time immediately prior to the Participant’s termination of employment, as reflected in the Employer’s payroll records (without regard to any reductions which form the basis for a termination with Good Reason). Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified or non-qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation.
“Board” shall mean the Board of Directors of the Company.
“Cause” shall mean (i) willful and continued failure by the Participant to perform substantially the duties of employment assigned by the Employer (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance has been delivered by the Employer, which specifically identifies the manner in which it is believed that the Participant has not substantially performed such duties; (ii) the Participant’s commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty, fraud, theft or embezzlement against the Employer, (iii) the Participant’s willful or intentional conduct that results in or is reasonably likely to result in harm to the reputation or business of the Employer or any of its affiliates in any material way, (iv) the Participant’s willful and intentional failure to perform duties as reasonably directed by the Employer or the Participant’s material violation of any rule, regulation, policy or plan for the conduct of any service provider to the Employer or its affiliates or its or their business (which, if curable, is not cured within 5 days after notice thereof is provided to the Participant) or (v) the Participant’s gross negligence, willful malfeasance or material act of disloyalty with respect to the Employer or its affiliates (which, if curable, is not cured within 5 days after notice thereof is provided to the Participant). For purposes of this definition, no act, or failure to act, on the Participant’s part shall be considered willful unless done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interest of the Employer.

Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or, with respect to a Participant other than the Chief Executive Officer, upon the instructions of the Chief Executive Officer or a senior officer of the Employer or based upon the advice of counsel for the Employer which advice was authorized by the Board or the Chief Executive Officer, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Employer.
“Change in Control” shall mean the occurrence of one of the following events:
(a)    The purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Sections 13(d) or 14(d) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the Company’s then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Company Voting Securities”); or
(b)    Individual members of the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial election to office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a party other than the Board of Directors of the Company; or
(c)    Consummation by the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the surviving entity’s then outstanding shares of common stock or the surviving entity’s combined voting power entitled to vote generally in the election of directors, or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the Company’s assets. In making this computation as to any Company shareholder who was also an equity owner in any other party to such reorganization, merger, or consolidation prior to consummating such transaction, only the common stock or voting power relating to such shareholder’s equity interests in the Company shall be counted toward the 50% threshold in the prior sentence.
Notwithstanding the foregoing, a “Change in Control” of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by the Company such person takes further action to increase the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Code Section 409A” shall mean Section 409A of the Code together with the treasury regulations and other official published guidance promulgated thereunder.
“Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board from time to time to administer the Plan.
“Company” shall have the meaning set forth in the Introduction above.
“Continuation Period” shall mean a period commencing on the date of a Participant’s termination of employment until the earliest of:  (A) eighteen (18) months following the date of termination; (B) the date the Participant becomes eligible for coverage under the health insurance plan of a subsequent employer, which, for the avoidance of doubt, a Participant agrees to immediately notify the Company upon becoming eligible for such coverage; or (C) the date the Participant or the Participant’s eligible dependents, as the case may be, cease to be eligible under COBRA.
“Continued Health Coverage” shall mean the benefit set forth in Section 2.2(b) below.

“Delay Period” shall mean the period commencing on the date the Participant incurs a Separation from Service from the Employer until the earlier of (A) the six (6)-month anniversary of the date of such Separation from Service and (B) the date of the Participant’s death.
“Disability” shall mean a Participant’s disability that would qualify as such under the Employer’s long-term disability plan without regard to any waiting periods set forth in such plan.
“Effective Date” shall have the meaning set forth in the Introduction above.
“Employer” shall have the meaning set forth in the Introduction above.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Good Reason” shall mean the occurrence of any of the following events on or following the Effective Date without the Participant’s express written consent, provided, that, the Participant gives notice to the Employer of the Good Reason event within sixty (60) days after the initial occurrence of the Good Reason event and such event is not fully corrected in all material respects by the Employer within thirty (30) days following receipt of the Participant’s written notification and the Participant actually terminates his/her employment for Good Reason within fifteen (15) days following the end of such cure period: (a) a ten percent or more diminution in the Participant’s Base Salary or Annual Incentive Target opportunity, (b) a relocation of the Participant’s principal business location to an area outside a 25 mile radius of the Participant’s principal business location immediately prior to the Effective Date and which materially increases the Participant’s actual commuting time from his/her then current residence, (c) the Employer’s failure to pay amounts to the Participant when due, (d) following a Change in Control, failure by the Employer to provide benefits substantially similar, in aggregate, to those enjoyed by the Participant under any of the tax-qualified, nonqualified or welfare benefit plans of the Employer (other than as may be required by law or as part of an Employer wide reduction in benefits) or (e) material adverse change in responsibilities, authority or duties.

“Net After Tax Benefit” shall have the meaning set forth in Section 2.6 below.
“Participant” shall mean the Tier 1 Participants, Tier 2 Participants and Tier 3 Participants which have been designated in writing by the Board or the Committee for participation in the Plan and provided a Participant Agreement.
“Participation Agreement” means an agreement or letter provided by the Employer to Participant, which has been signed and accepted by the employee.
“Plan” shall mean The Laclede Group Executive Severance Plan, as amended from time to time.
“Plan Administrator” shall have the meaning set forth in Section 4.1 below.
“Qualifying Event” shall have the meaning set forth in Section 2.1 below.
“Release” shall mean the general release of claims contemplated by Section 2.5 below.
“Separation from Service” shall mean termination of a Participant’s employment with the Employer, provided, that, such termination constitutes a separation from service within the meaning of Code Section 409A and the default presumptions set forth in the Treasury Regulations promulgated under Code Section 409A. All references in the Plan to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.
“Severance Benefits” shall mean collectively, the Severance Payments and the Continued Health Coverage.
“Severance Payments” shall mean the payments set forth in Section 2.2(a) below.
“Specified Employee” shall mean a Participant who, as of the date of his or her Separation from Service, is deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Employer from time to time in accordance therewith, or if none, the default methodology set forth therein.
“Tier 1 Participant” means the Chief Executive Officer of the Company.

“Tier 2 Participant” means any employee of the Company other than the Chief Executive Officer of the Company who has been designated by the Board or Committee to participate in the Plan as a Tier 2 Participant.
“Tier 3 Participant” means any employee of the Company, other than a Tier 1 Participant or Tier 2 Participant who has been designated by the Board or Committee to participate in the Plan as a Tier 3 Participant.
“Underpayment” shall have the meaning set forth in Section 2.6 below.
ARTICLE II
SEVERANCE BENEFITS

2.1    Eligibility for Severance Benefits.
(a)    Qualifying Event for Participants. In the event that during the period commencing on the date of the Effective Date and ending when the Plan is no longer effective as described in Article V, the employment of a Participant is terminated by the Employer without Cause or by the Participant for Good Reason (each a “Qualifying Event”), then the Employer shall pay or provide the Participant with the Severance Benefits.
(b)    Non-Qualifying Events. A Participant shall not be entitled to Severance Benefits under the Plan if the Participant’s employment is terminated for any reason other than a Qualifying Event, including, without limitation, (i) by the Employer for Cause, (ii) by the Participant for any reason other than for Good Reason, or (iii) on account of the Participant’s death or Disability.
2.2    Amount of Severance Benefits. In the event that a Participant becomes entitled to benefits pursuant to Section 2.1(a) hereof, the Employer shall pay or provide the Participant with the Severance Benefits as follows:
(a)    Severance Payment. Subject to the provisions of Sections 2.3 through 2.7, the Employer shall pay to the Participant: (i) the product of (x) the Participant’s Applicable Percentage and (y) the Participant’s Base Salary and (ii) a pro-rata bonus (the “Pro-Rata Bonus”) that would have been earned by the Participant for the year of termination based on the achievement of actual performance targets and as certified by the Committee. Notwithstanding the foregoing, if the Qualifying Event occurs within two (2) years following a Change in Control, rather than the Severance Payments described in Section 2.2(a)(i), subject to the provisions of Sections 2.3 through 2.7, the Employer shall pay to the Participant the product of (I) the Applicable CIC Percentage and (II) the sum of the Participant’s Base Salary and Annual Incentive Target, if any. Any such Severance Payment shall be payable in a lump sum on the first payroll after the sixtieth (60th) day following a Qualifying Event, so long as the conditions therefor have been fully satisfied; provided, that, the Pro-Rata Bonus will be paid when the Employer customarily pays bonuses for such year, but in no event later than sixty days following the end of the applicable fiscal year.
(b)    Continued Health Coverage. Subject to the provisions of Sections 2.3 through 2.7, and subject to a timely election pursuant to COBRA by a Participant, during the applicable Continuation Period the Company shall pay the full cost for continued coverage pursuant to COBRA, for the Participant and the Participant’s eligible dependents, under the Employer’s group health plans in which the Participant participated immediately prior to the date of termination of the Participant’s employment. Following the applicable Continuation Period, the Participant shall be entitled to such continued coverage for the remainder of the COBRA period on a full self-pay basis to the extent eligible under COBRA. For the avoidance of doubt, nothing in this Plan shall prohibit the Employer from amending or terminating any group health plan. Notwithstanding anything in this Plan to the contrary, in the event that the payment of amounts payable hereunder this clause (b) shall result in adverse tax consequences under Chapter 100 of the Code, Code Section 4980D or otherwise to the Employer, the parties shall undertake commercially reasonable efforts to restructure such benefit in an economically equivalent manner to avoid the imposition of such taxes on the Employer, provided, however, that, should the Employer’s auditors determine in good faith that no such alternative arrangement is achievable, the Participant shall not be entitled to his or her rights to payment under this clause (b). Further, the Employer and the Participant shall undertake commercially reasonable efforts to structure the benefits under this clause (b) in a manner that is most tax efficient for the parties (i.e., on an after-tax basis), although neither the Employer nor any of its employees, directors, managers, board members, affiliates, parents, stakeholders, equityholders, agents, successors, predecessors or related parties guarantees the tax treatment of any benefit under this clause (b) and no such party shall have liability to the Participant or his beneficiaries with respect to the taxation of such benefits or amounts payable in respect thereof.
2.3    No Other Entitlements. Participants hereunder shall not be entitled to severance amounts under any other plan, program or policy of the Employer and any amounts required to be paid to Participant as a matter of law or contract shall offset amounts payable hereunder in a manner that does not result in adverse tax consequences to the Participant under Code Section 409A as determined by the Plan Administrator.

2.4    No Duty to Mitigate/Set-off. No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Employer pursuant to the Plan and, except as provided in Sections 2.2(b) hereof, there shall be no offset against any amounts due to the Participant under the Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise. The amounts payable hereunder may be subject to setoff, counterclaim, recoupment, defense or other right which the Employer may have against the Participant, except as the Plan Administrator determines would result in adverse tax consequences to the Participant under Code Section 409A.
2.5    Release Required. Any amounts payable pursuant to the Plan shall be conditioned upon the Participant’s execution and non-revocation, within forty-five (45) days following the Company’s delivery, of a general release of claims against the Employer, its affiliates, and related parties thereto, in a form reasonably satisfactory to the Employer. The Employer shall provide the release to the Participant within five (5) calendar days following the Participant’s date of termination. The Release will contain customary carveouts for the payment of consideration payable hereunder (which shall serve as consideration for such Release), vested benefits under the Employer’s qualified plans, directors’ and officers’ insurance and indemnification and such other carveouts as the Plan Administrator determines in its sole and absolute discretion.  In the event that the Release is not executed or is revoked by the Participant in accordance with its terms, and benefits have been provided by the Employer to the Participant (including, without limitation, benefits under Section 2.2(b), the Participant shall be required (and the Employer will be entitled to setoff amounts owed to Participant) to immediately reimburse the Employer for the cost of benefits provided to Participant and his/her beneficiaries thereunder as reasonably determined by the Plan Administrator.
2.6    Code Section 280G.   Notwithstanding any other provision of this Plan or any other agreement to which the Participant is a party to the contrary, if payments made pursuant to this Plan (when taken together with other payments to such Participant) are considered “excess parachute payments” under Section 280G of the Code, then such excess parachute payments plus any other payments made by the Employer and its affiliates to such Participant which are considered excess parachute payments shall be limited (cash first then stock compensation) to the greatest amount which may be paid to such Participant under Section 280G of the Code without causing any loss of deduction to the Employer under such Code Section, but only if, by reason of such reduction, the “Net After Tax Benefit” (as defined below) to the Participant shall exceed the net after tax benefit if such reduction was not made. “Net After Tax Benefit” for purposes of this Plan shall mean the sum of (i) the total amounts payable to the Participant under this Plan, plus (ii) all other payments and benefits which the Executive receives or then is entitled to receive from the Employer and its affiliates that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal and state income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based upon the rate in effect for such year as set forth in the Code at the time of termination of the Participant’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The determination of whether payments would be considered excess parachute payments and the calculation of all the amounts referred to in this Plan shall be made by the Employer’s regular independent accounting firm at the expense of the Employer (the “Accounting Firm”), which shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon the Employer and the Participants. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that payments to which (a) Participant was entitled, but that he or she did not receive pursuant to this Section, could have been made without the imposition of the excise tax imposed by Section 4999 of the Code (“Underpayment”) and (b) Participant was not entitled, but that he or she did receive pursuant to this Section which would have been subject to the imposition of the excise tax imposed by Section 4999 of the Code (“Overpayment”). In such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Participant and, to the extent legally permissible, any such Overpayment shall be promptly paid by the Participant to the Employer.
2.7    Restrictive Covenants. As a condition for the eligibility for the Severance Benefits hereunder, to the extent not already done, each Participant hereby agrees to execute The Laclede Group Confidentiality, Non-Disparagement, Non-Competition and Non-Solicitation Agreement, substantially in the form attached hereto as Annex A. In addition to the rights and remedies available to the Company under this Plan and The Laclede Group Confidentiality, Non-Disparagement, Non-Competition and Non-Solicitation Agreement, and not in any way in limitation of any right or remedy otherwise available to the Company, in the event that a Participant violates any material term of this Plan, including, without limitation, The Laclede Group Confidentiality, Non-Disparagement, Non-Competition and Non-Solicitation Agreement or any other agreement between the Employer and a Participant, (i) the Employer’s obligation to pay the Severance Benefits and the Participant’s right to receive such Severance Benefits shall terminate and be of no further force or effect and (ii) the Participant shall promptly repay to the Employer an amount equal to the portion of the Severance Benefits previously paid to the Participant.

As a material condition to participation in the Plan, the Participant agrees to pay all of the Employer’s costs and expenses, including, without limitation, attorney fees, incurred by the Employer in seeking to enforce the provisions hereof.
ARTICLE III
UNFUNDED PLAN

3.1    Unfunded Status. The Plan shall be “unfunded” for the purposes of ERISA and the Code and Severance Payments shall be paid out of the general assets of the Employer as and when Severance Payments are payable under the Plan. All Participants shall be solely unsecured general creditors of the Employer. If the Employer decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Severance Payments payable hereunder, or if the Employer decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.
ARTICLE IV
ADMINISTRATION OF THE PLAN

4.1    Plan Administrator. The general administration of the Plan on behalf of the Employer shall be placed with the Committee, or if none the Board (the “Plan Administrator”)¹.
4.2    Reimbursement of Expenses of Plan Administrator. The Employer may, in its sole discretion, pay or reimburse the members of the Plan Administrator for all reasonable expenses incurred in connection with their duties hereunder, including, without limitation, expenses of outside legal counsel.
4.3    Retention of Professional Assistance. The Plan Administrator may employ such legal counsel, accountants and other persons as may be reasonably required in carrying out its work in connection with the Plan.
4.4    Books and Records. The Plan Administrator shall maintain such books and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.
4.5    Indemnification. The Plan Administrator and its members shall not be liable for any action or determination made in good faith with respect to the Plan. The Employer shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Plan Administrator for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.
ARTICLE V
AMENDMENT AND TERMINATION

The Employer reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Board (or a duly authorized committee thereof) at any time, to change the designation of any Participant between Tier 1, Tier 2 or Tier 3 and/or terminate the participation of any previously designated Participant in the Plan; provided, that, no such amendment, termination or re-designation which would materially adversely effect any Participant will be effective prior to the one-year anniversary in which the Employer provides notice of such action to the affected Participant(s). Notwithstanding the foregoing, the Employer shall not amend or terminate the Plan or re-designate any Participant at any time after (i) the occurrence of a Change in Control or (ii) the date the Company enters into a definitive agreement which, if consummated, would result in a Change in Control, unless the potential Change in Control is abandoned (as publicly announced by the Company), in either case until twenty-four (24) months after the occurrence of a Change in Control, provided, that, all Severance Benefits under the Plan have been paid which are otherwise due as of such date.
¹ TBD
ARTICLE VI
SUCCESSORS

For purposes of the Plan, the Employer shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Employer (or its members, as the case may be) and such successors and assignees shall perform the Employer’s obligations under the Plan, in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place.

In the event the surviving corporation in any transaction to which the Employer is a party is a subsidiary of another corporation, then the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the Plan in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place. In such event, the term “Employer,” as used in the Plan, shall mean the Employer, as hereinbefore defined and any successor or assignee (including the ultimate parent corporation) to the business or assets which by reason hereof becomes bound by the terms and provisions of the Plan.

ARTICLE VII
MISCELLANEOUS
7.1    Minors and Incompetents. If the Plan Administrator shall find that any person to whom Severance Benefits are payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any Severance Benefits due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, child, parent, or brother or sister, or to any person deemed by the Plan Administrator to have incurred expense for such person otherwise entitled to the Benefits, in such manner and proportions as the Plan Administrator may determine in its sole discretion. Any such Severance Benefits shall be a complete discharge of the liabilities of the Employer, the Plan Administrator and the Board under the Plan.
7.2    Limitation of Rights. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Employer as an employee in any other capacity or to interfere with the Employer’s right to discharge him or her at any time for any reason whatsoever.
7.3    Payment Not Salary. Any Severance Benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.
7.4    Severability. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision never existed.
7.5    Withholding. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company and/or the Employer shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company and/or the Employer to the Participant upon such terms and conditions as the Plan Administrator may prescribe.
7.6    Non-Alienation of Benefits. The Severance Benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Severance Benefits to be so subjected shall not be recognized.
7.7    Governing Law. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Employer reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of Missouri without reference to rules relating to conflicts of law.
7.8    Code Section 409A.
(a)    General. Neither the Employer nor any employee, director, manager, board member, affiliate, parent, stakeholder, equityholder, agent, successor, predecessor or related party makes a guarantee with respect to the tax treatment of payments hereunder and no such party shall be responsible in any event with regard to non-compliance with or failure to be exempt from Code Section 409A. The Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A. Each payment under this Plan shall be treated as a separate identified payment for purposes of Code Section 409A

(b)    Separation from Service; Specified Employees. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. If a Participant is deemed on the date of termination to be a Specified Employee, then with regard to any payment hereunder that is nonqualified deferred compensation subject to Section 409A and that is specified as subject to this Section, such payment shall be delayed and not be made prior to the expiration of the Delay Period. All payments delayed pursuant to this Section 7.8(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid to the Participant in a single lump sum on the first payroll date on or following the first day following the expiration of the Delay Period, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.
7.9    Non-Exclusivity. The adoption of the Plan shall not be construed as creating any limitations on the power of the Employer to adopt such other termination or benefits arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.
7.10    Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.
7.11    Gender and Number. Whenever used in the Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.
7.12    Communications. All announcements, notices and other communications regarding the Plan will be made by the Employer in writing.
7.13    Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Plan Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90)-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision on the claim.
7.14    Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Plan Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Plan Administrator will provide written notice of his or her decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

7.15    Additional Information.

Plan Name:	The Laclede Group Executive Severance Plan
Plan Sponsor:	The Laclede Group, Inc.
Through February 28, 2015: 720 Olive Street 8th Floor St. Louis MO 63101 On and after March 1,2015: 700 Market Street St. Louis MO 63101

Identification Numbers:	EIN:
PLAN:
Plan Year:	Calendar Year
Plan Administrator:	The Laclede Group, Inc.
Attention: Vice President - Human Resources
Through February 28, 2015: 720 Olive Street 8th Floor St. Louis MO 63101 On and after March 1,2015: 700 Market Street St. Louis MO 63101
Agent for Service of
Legal Process:	The Laclede Group, Inc.
Attention: General Counsel
Through February 28, 2015: 720 Olive Street 8th Floor St. Louis MO 63101 On and after March 1,2015: 700 Market Street St. Louis MO 63101
Service of process may also be made upon the Plan Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Employer.

7.16    Statement of ERISA Rights. As used in this Section 7.16, “you” and “your” refer to a Participant or a person claiming Plan benefits through a deceased Participant. As a Participant under the Plan, you have certain rights and protections under ERISA:
(a)    You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Plan’s annual report (Internal Revenue Service Form 5500). These documents are available for your review in the Company’s Human Resources Department.
(b)    You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a Severance Benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Sections 7.13 and 7.14 above.)
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.
In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.
If you have any questions regarding the Plan, please contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions a Participant may have about the Plan. Service of legal process may be made upon the Plan Administrator (at the address above) or the Company’s General Counsel.
17.14    Recoupment. Notwithstanding any provision in this Plan or any Participation Agreement to the contrary, benefits granted hereunder will be subject, to the extent applicable, (a) to any recoupment or clawback policy adopted by the Company, and (b) to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002, each as amended, and rules, regulations and binding, published guidance thereunder, which legislation provides for the clawback and recovery of incentive compensation in the event of certain financial statement restatements. In addition, if the Company would not be eligible for continued listing, if applicable, under Section 10D(a) of the Exchange Act unless it adopted policies consistent with Section 10D(b) of the Exchange Act, then, in accordance with those policies that are so required, any incentive-based compensation payable to a Participant under this Plan will be subject to clawback in the circumstances, to the extent, and in the manner, required by Section 10D(b)(2) of the Exchange Act, as interpreted by rules of the Securities Exchange Commission. Each Participant consents to any such clawback.
No individual may, in any case, become entitled to additional benefits or other rights under the Plan after the Plan is terminated. Under no circumstances, will any benefit under the Plan ever vest or become nonforfeitable.
Adopted by the Board: November 20, 2014

ANNEX A
The Laclede Group, Inc.
Employee Confidentiality, Non-Disparagement, Non-Competition and Non-Solicitation Agreement
WHEREAS, [EMPLOYEE NAME] (the “Employee”) has been and shall continue to be employed by The Laclede Group, Inc. and/or its subsidiaries (the “Company”);
WHEREAS, in the course of Employee’s employment, the Company has and will continue to disclose to Employee, and Employee has and will continue to receive, certain non-public, confidential, and proprietary information pertaining to the business of the Company, its affiliates, subsidiaries, related entities, and all of their collective principals, members, officers, directors, employees, representatives, agents, and/or partners (including, without limitation, their business partners and their related persons) (collectively “Company Parties” and each a “Company Party”);
WHEREAS, the disclosure of such non-public, confidential, and proprietary information to third parties would cause grave harm to the Company Parties; and
WHEREAS, in the course of Employee’s employment, Employee has and will be given specialized training by the Company and incentives, compensation, information, assistance, and/or other consideration related to the development and maintenance of goodwill between the Company, Employee, and the Company’s current and prospective customers; Employee acknowledges and agrees that this creates a special relationship of trust and confidence between the Company, Employee, and the Company’s current and prospective customers, business partners, affiliates, and investors, and Employee further acknowledges and agrees that there is a high risk and opportunity for any person given such responsibility, specialized training, and Confidential Information (as defined herein) to misappropriate the relationship and goodwill existing between the Company and the Company’s current and prospective customers, business partners, and investors;
NOW, THEREFORE, in order to assure the confidentiality and proper use of the Confidential Information and other Company Property (each as defined herein), and in consideration of the provision of such information to the Employee, the specialized training provided to the Employee by the Company, the Employee’s access to the Company’s client relationships and goodwill, other good and valuable consideration provided to the Employee during his/her employment, and the mutual covenants and promises contained herein, Employee agrees with the Company in this agreement (the “Agreement”) as follows:
1.Employee agrees and acknowledges that “Confidential Information” shall mean all non-public, or proprietary information regarding the Company and/or any of the Company Parties, whether or not maintained in written form and whether in digital, hardcopy, or other format, including all personal information, personnel information, financial data, investment data, commercial data, trade secrets, business plans, business models, organizational structures and models, business strategies, internal industry studies, research and development efforts, formulas, algorithms, marketing plans, information and materials, processes, inventions, devices, training manuals, computer programs (including without limitation source code(s) and object code(s)), databases, customer, client and investor information (including without limitation information regarding each Company Party’s current or prospective customer, clients or investors, customer, client or investor names, and customer, client or investor representatives), operational research models, each Company Party’s templates and agreements, and all other non-public, proprietary, or confidential information, concerning or provided by or on behalf of the Company Parties, including, without limitation, information regarding any actual or prospective business opportunities, employment opportunities, finances, and other proprietary information and trade secrets.

2. Employee agrees and acknowledges that “Company Property” shall mean all property and resources of the Company Parties or any Company Party, including, without limitation, Confidential Information, each Company Party’s products, each Company Party’s computer systems and all software, e-mail, web pages and databases, telephone and facsimile services, electronic communication devices (including BlackBerry, iPhone, iPad and similar devices) and all other administrative and/or support services provided by the Company Parties. Employee further agrees that “Company Property” shall include any information regarding processes, data, methods, inventions, developments, and improvements that Employee conceives, originates, develops, or creates, solely or jointly with others, during or as a result of his/her employment with the Company, and whether or not any of the foregoing also may be included within “Confidential Information” as defined under this Agreement.

3.All Company Property and Confidential Information is owned by and for the Company Parties exclusively; is intended for authorized, job-related purposes on behalf of the Company Parties; and shall not be used for personal or other non-job-related purposes. Specifically, without limitation, Employee has not and shall not, directly or indirectly except as required in connection with Employee’s employment, (i) remove Company Property or Confidential Information from the Company Parties’ premises; (ii) divulge, disclose, transmit, reproduce, convey, summarize, quote, share, or make accessible to any other person or entity any Confidential Information or non-public Company Property; (iii) use Confidential Information or Company Property for any purpose outside the course of performing the authorized duties of his/her employment with the Company; or (iv) review or seek to access any Confidential Information or Company Property.

4.Upon termination of employment (for any reason) or at any time the Company may request, Employee agrees to promptly deliver to the Company all Confidential Information and Company Property (each as defined above) in his/her possession or under his/her control, including any and all BlackBerries, iPhones, iPads, security cards, all documents, disks, tapes, or other electronic, digital, or computer means of storage, and all copies of such information and property.

5.If Employee receives a subpoena or process from any person or entity (including, but not limited to, any governmental agency) which would or may require Employee to disclose documents or information or provide testimony (in a deposition, court proceeding, or otherwise) regarding, in whole or in part, any of the Company Parties or any Confidential Information or Company Property, Employee shall: (i) notify the Company of the subpoena or other process within two (2) business days of receiving it; and (ii) to the maximum extent possible, not make any disclosure until the Company Parties have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, limit the scope or nature of such disclosure, and/or seek to participate in the proceeding or matter in which the disclosure is sought.

6.Employee agrees that he/she will cooperate reasonably with the Company in connection with any existing or future investigation by or legal action(s) involving the Company Parties whether administrative, civil or criminal in nature, in which and to the extent the Company reasonably deems Employee’s cooperation necessary, without further compensation; provided that Employee’s cooperation shall be subject to reasonable accommodations to Employee’s schedule and will not unduly interfere with Employee’s personal or business pursuits.

7.Employee agrees and acknowledges that he/she has not and will not make or publish any disparaging statements (whether written or oral) about any of the Company Parties, or defame or publicly criticize any Company Parties, including but not limited to the services, business ventures, integrity, veracity, or personal or professional reputation of any of the Company Parties, in any manner whatsoever, except as may be required by law.

8.Employee agrees and acknowledges that he/she has not and will not publicly comment upon or discuss any Company Parties, including but not limited to their businesses, investors, and/or potential investors, with any media source, including but not limited to any reporters, television, radio, movie, theatrical, internet web blog or web site, national or local newspaper, magazine, or any other news organization, news outlet, or publication. Employee further agrees not to publish, or draft for publication, any written material whatsoever related to any Company Parties, except as specifically authorized, in writing, by the Company.

9.Non-Solicitation. Employee agrees that for a period of [twelve (12)/eighteen (18)/twenty-four (24)] consecutive months after the termination of his/her employment from the Company for any reason (the “Restricted Period”), Employee shall not, directly or indirectly, for or on behalf of Employee or any other person or entity:
(a)solicit, recruit, hire, enter into any business arrangement or relationship with, endeavor to entice away from any Company Party, or otherwise interfere with a Company Party’s relationship with, any of its current employees or contractors, or anyone who was employed or engaged by any Company Party at any time during the twelve (12) months prior to the termination of Employee’s employment, or

(b)solicit, endeavor to entice away from any Company Party, or otherwise interfere with, any Company Party’s business relationship with any of its current or potential customers, clients, or investors, or any persons or entities that were customers, clients or investors, or that were solicited to be customers, clients or investors of any Company Party at any time during Employee’s employment with the Company,

(c)solicit, recruit, hire, or enter into any business arrangement or relationship with, any person who Employee knows, or reasonably could be expected to know by virtue of the information that was available to Employee from any of the Company Parties and/or by virtue of Employee’s position at the Company, was recruited, solicited, interviewed, or considered for hire or retention by any of the Company Parties, for any technology, operations, or investment role during the term of Employee’s employment with the Company or during the period twelve (12) months prior to the termination thereof.

For the avoidance of any doubt, the restrictions in Paragraph 9 shall at all times apply regardless of whether or not the individual is a present or former Company Party employee and irrespective of how or why the individual’s employment or engagement with any Company Party may have terminated.

10.Non-Competition.

(a) Employee agrees that during the Restricted Period Employee shall not, directly or indirectly, without the prior written permission of the Company, anywhere in the [insert applicable geographic area]: (i) enter into the employ of or render any services to any person or entity engaged in a “Competitive Business” (as defined below); or (ii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; provided, however, nothing in this Agreement shall preclude Employee from investing his/her personal assets in the securities of any Competitive Business if such securities are (i) traded on a national stock exchange or in the over-the-counter market and if such investment does not result in Employee beneficially owning, at any time, more than one percent (1%) of the publicly-traded equity securities of such competitor or (ii) not traded on a national stock exchange or in the over-the-counter market if such investment is as a passive investor and such investment does not result in Employee beneficially owning, at any time, more than one percent (1%) of any class of equity securities of such competitor.

(b)Employee agrees and acknowledges that for the purposes of this Agreement the term “Competitive Business” shall mean any business that provides services for the acquisition, sale, and transportation of natural gas and related products, for wholesale and retail users, gas marketing, and compressed natural gas fueling solutions and other energy related services, throughout Missouri, Alabama, and other geographic areas within the United States.

11.Employee acknowledges and agrees that the provisions of, and Employee’s obligations under, this Agreement are reasonable in scope and necessary for the protection of the Company Parties and their legitimate business interests; that such obligations are not limited in time to the period of Employee’s employment with the Company, but rather shall survive termination of such employment, irrespective of the reason therefor; that Employee’s breach (or threatened breach) of any such provisions or obligations will result in irreparable injury to the Company Parties, inadequately compensable in money damages; and that the Company and/or any of the Company Parties shall be entitled to seek and obtain, in addition to any legal remedies that might be available to it or them, injunctive relief to prevent and/or remedy such a breach or threatened breach (without first having to demonstrate any actual damage, or post any bond or furnish any other security in respect thereof). In any proceeding for an injunction and upon any motion for a temporary or permanent injunction (each, an “Injunctive Action”), the Company’s or the Company Parties’ right to receive monetary damages shall not be a bar, or be interposed as a defense, to the granting of such relief. The Company’s and/or the Company Parties’ right to injunctive relief is in addition to, and not in lieu of, any other rights and remedies available to it or them under law or in equity, including, without limitation, any remedy that the Company may seek in any arbitration brought pursuant to Paragraph 12 of this Agreement. Any Injunctive Action may be brought in any appropriate state or federal court sitting in St. Louis, Missouri and Employee hereby irrevocably submits to the jurisdiction of such courts in any Injunctive Action and waives any claim or defense of inconvenient or improper forum or lack of personal jurisdiction under any applicable law or decision. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute shall be resolved in accordance with the arbitration provisions of Paragraph 12 of this Agreement.

12.Except as provided in Paragraph 11 herein, any dispute arising between the Parties under this Agreement, under any statute, regulation, or ordinance, under any employment agreement, offer letter or other agreement, and/or in connection with Employee’s employment, or termination thereof, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in St. Louis, Missouri, and the arbitrator will apply Missouri law, including federal law as applied in Missouri courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules as modified herein. The arbitration shall be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and who shall have prior experience arbitrating employment disputes. The award of the arbitrator shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court in St. Louis, Missouri. The arbitration shall be conducted on a strictly confidential basis, and Employee shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of Employee’s legal counsel, who also shall be bound by these confidentiality terms. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in St. Louis, Missouri and agree to venue in that jurisdiction.

The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

13.This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Missouri applicable to agreements made and to be performed in the State. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be amended, discharged, or terminated, nor may any of its provisions be waived, except upon the execution of a valid written instrument executed by Employee and the Company.
14.If any term or provision of this Agreement (or any portion thereof) is determined by an arbitrator or a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or provision (or any portion thereof) is invalid, illegal, or incapable of being enforced, the Company and Employee agree that an arbitrator or reviewing court shall have the authority to “blue pencil” or modify this Agreement so as to render it enforceable and effect the original intent of the parties to the fullest extent permitted by applicable law.

15.Nothing in this Agreement alters the at-will nature of Employee’s employment with the Company. Employee acknowledges and agrees that his/her employment is at-will, which means that both Employee and the Company shall have the right to terminate such employment at any time, for any reason, with or without cause and with or without prior notice. The Company also reserves the right to modify the terms, benefits, and conditions of Employee’s employment at any time.

ACCEPTED AND AGREED TO:

EMPLOYEE

[EMPLOYEE NAME]	Date

THE LACLEDE GROUP, INC.

[NAME]	Date
[JOB TITLE]

Form of Participation Agreement
The Laclede Group
Participation Agreement for Executive Severance Plan
The Laclede Group, Inc. (the “Company”) is pleased to inform you,                     , that you have been selected to participate in the Company’s Executive Severance Plan (the “Plan”). A copy of the Plan and summary plan description was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. You have been designated as a Tier [ ] Participant.
In order to actually become a participant in the Plan, you must complete and sign this Participation Agreement and return it to [Insert Name] no later than [Insert Applicable Date]. You must also sign The Laclede Group Confidentiality, Non-Disparagement, Non-Competition and Non-Solicitation Agreement attached hereto (the “Restricted Covenants Agreement”) and return such executed document with this Participation Agreement.
The Plan describes in detail the specific circumstances under which you may become eligible for benefits.
In order to receive any benefits for which you otherwise become eligible, you must sign and deliver to the Company a release of claims (in a form specified by the Company) and the release must have become effective and irrevocable as described in the Plan. Also, as explained in the Plan, your benefits, if any, may be reduced if necessary to avoid such payments or benefits from becoming subject to “golden parachute” excise taxes under the Internal Revenue Code of 1986 as amended.
By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Plan; and (2) you have carefully read the Plan, this Participation Agreement and the Restrictive Covenants Agreement.

THE LACLEDE GROUP, INC.	[NAME]

Signature	Signature

Name	Date

Title